AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                    SEPTEMBER 18, 2003 Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            TOWER SEMICONDUCTOR LTD.
             (Exact name of Registrant as specified in its charter)

                            ISRAEL                                              NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)       (I.R.S. Employer Identification No.)

                                  P.O. Box 619
                          Migdal Haemek, Israel, 23105
                                 972-4-650-6611
   (Address and telephone number of Registrant's principal executive offices)

                             Tower Semiconductor USA
                      2350 Mission College Blvd., Suite 500
                          Santa Clara, California 95054
                                Tel: 408-327-8900
                             Facsimile: 408-969-9831
            (Name, address and telephone number of agent for service)

                        Copies of all Correspondence to:
     DAVID H. SCHAPIRO, ESQ.                     SHELDON KRAUSE, ESQ.
        Yigal Arnon & Co.                 Ehrenreich Eilenberg & Krause LLP
        1 Azrieli Center                         11 East 44th Street
     Tel Aviv, 67021 Israel                       New York, NY 10017
       Tel: 972-3-608-7855                        Tel: 212-986-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[_] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [x]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[_]

                                    CALCULATION OF REGISTRATION FEE


  Title of Class of        Amount to be       Proposed Maximum     Proposed Maximum         Amount of
   Securities to be         Registered         Aggregate Price    Aggregate Offering    Registration Fee
      Registered                                Per Security             Price
Ordinary Shares, par
value NIS 1.00 per
share                        7,086,037              $4.48             $31,745,445          $2,568.20 (1)

Warrants (2)                 3,188,715              $1.30            $4,145,329.50         $335.36 (1)

Ordinary Shares, par
value NIS 1.00 per
share (3)                    3,188,715              $7.50             $23,915,362         $1934.75 (4)

Ordinary Shares, par
value NIS 1.00 per
share (5)                      5,367                $7.50             $40,252.50            $3.26 (4)

Ordinary Shares, par
value NIS 1.00 per
share (6)                     400,000               $7.50              3,000,000           $242.70 (4)

Total                                                                                      $5,084.27


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of
          (a) with respect to Registrant's ordinary shares, the average of the high and low prices of the Registrant's ordinary shares as reported on the Nasdaq National Market on September 17, 2003, and (b) with respect to the warrants, the average of the bid and asked price as reported on the Nasdaq SmallCap Market on September 17, 2003.

     (2) Represents (1) 1,838,715 outstanding warrants issued to affiliates of the Registrant pursuant to a private placement of rights to purchase ordinary shares and warrants in October 2002 and (2) 1,350,000 outstanding warrants issued to an institutional investor in a private placement which closed contemporaneous with the completion of the rights offering. The warrants are currently exercisable for a like number of ordinary shares at an exercise price of $7.50 per share and expire on October 31, 2006. These warrants and the warrants described in note 5, referred to herein as listed warrants, have been registered under the Securities Exchange Act of 1934 and are listed on both the Nasdaq SmallCap Market and the Tel Aviv Stock Exchange. This Registration Statement covers the resale from time to time of these listed warrants.

     (3) Represents shares underlying the listed warrants described in note 2. This registration statement covers both the offering by the Registrant of ordinary shares underlying the listed warrants to persons to whom the listed warrants may be sold or otherwise transferred by the selling securityholders and the possible resale of shares which may from time to time be issued by the Registrant to the selling securityholders upon their exercise of listed warrants.

     (4) Calculated based on the exercise price of the warrants in accordance with the provisions of Rule 457(g).

     (5) Represents 5,367 ordinary shares issuable upon the exercise of outstanding listed warrants issued to non-affiliates of the Registrant pursuant to a registration statement covering the issuance of rights to purchase ordinary shares and warrants in October 2002.

     (6) Represents 400,000 ordinary shares issuable upon the exercise of an outstanding warrant issued to a contractor of the Registrant in a private placement. This Registration Statement covers the possible resale from time to time of such shares.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
                             DATED SEPTEMBER , 2003

PROSPECTUS




                            Tower Semiconductor Ltd.
                           10,680,119 Ordinary Shares
                 3,188,715 Warrants to Purchase Ordinary Shares


--------------------------------------------------------------------------------


     This prospectus relates to the resale, from time to time, by the selling securityholders named in this prospectus of up to

          o    7,086,037 issued and outstanding ordinary shares;

          o 3,188,715 issued and outstanding warrants listed for trading on the Nasdaq SmallCap Market and the Tel Aviv Stock exchange;

          o 3,188,715 ordinary shares issuable upon the exercise of the listed warrants by the selling securityholders;

          o 400,000 ordinary shares issuable upon the exercise of an outstanding warrant issued to one of our contractors.

     This prospectus also relates to the offer and sale by us of up to (i) 3,188,715 ordinary shares issuable upon the exercise of the listed warrants by persons to persons to whom the listed warrants may be sold or otherwise transferred by the selling securityholders and (ii) 5,367 shares issuable upon the exercise of listed warrants issued in the rights offering to persons other than the selling securityholders.

     The selling securityholders may sell all or any portion of the shares and listed warrants in one or more transactions through (i) Nasdaq, the Tel Aviv Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise; (ii) directly to purchasers or through agents, brokers, dealers or underwriters; (iii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iv) or any other means described in the section entitled "Plan of Distribution."
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Our ordinary shares currently trade on the Nasdaq National Market and on the Tel Aviv Stock Exchange in Israel under the symbol "TSEM." On September 17, 2003, the last reported sale prices of our ordinary shares were $4.48 on Nasdaq and NIS 20.58 on the Tel Aviv Stock Exchange. The listed warrants are quoted on the Nasdaq SmallCap Market under the symbol "TSEMW" and on the Tel Aviv Stock Exchange under the symbol "TSEM.W2" (and are identified on the Tel Aviv Stock Exchange as Options (Series 2)). There is no active trading market for our listed warrants on either the Nasdaq SmallCap Market or the Tel Aviv Stock Exchange.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     This prospectus does not offer to sell or solicit an offer to buy any security other than the ordinary shares and listed warrants offered by this prospectus. In addition, this prospectus does not offer to sell or solicit any offer to buy any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

     NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAEL SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER THE LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF ISRAEL.



     The date of this Prospectus is September ,2003.

TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Prospectus Summary                                                    1
The Offering                                                          5
Risk Factors                                                          6
Specific Risks Related to Fab 2                                       6
General Risks Affecting Our Business                                  10
Risks Related to Our Ordinary Shares and Listed Warrants              18
Risk Factors Related to Operations in Israel                          21
Special Note on Forward-Looking Statements                            22
Capitalization                                                        23
Use of Proceeds                                                       23
Selling Securityholders                                               24
Plan of Distribution                                                  27
Dividend Policy                                                       29
Material Income Tax Considerations                                    29
Description of Share Capital                                          31
Foreign Exchange Controls and Other Limitations                       31
Legal Matters                                                         31
Experts                                                               32
Enforceability of Certain Civil Liabilities and Agent for
Service of Process in the United States                               32
The Israel Securities Authority Exemption                             32
Where You Can Find More Information; Incorporation of
Certain Information By Reference                                      32

                               PROSPECTUS SUMMARY

     You should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 6. This prospectus contains figures in U.S. Dollars and in New Israeli Shekels. Unless otherwise stated herein, the representative exchange rate used in this prospectus of the $ and NIS was the rate published by the Bank of Israel on September 17, 2003, which was NIS 4.503=$1.


     Our Business

     We are a pure-play independent wafer foundry established in 1993. We manufacture integrated circuits or IC's, with geometries ranging from 1.0 to
0.35 microns and recently initiated manufacture in geometries of 0.18 microns. In addition, we provide complementary manufacturing services and design support. Our base technology is foundry standard digital CMOS process technology, and we also offer value added advanced non-volatile memory solutions, mixed-signal and CMOS image-sensor technologies. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computer and office equipment, communication, automotive, professional photography and medical products.

     In January 2001, we commenced construction of a new, state-of-the-art 200-mm wafer fabrication facility, which we refer to as Fab 2, located adjacent to our current facility in Migdal Haemek. Fab 2 will operate in geometries of
0.18 microns and below, using advanced materials and advanced CMOS technology from Toshiba, Motorola and other technologies that we developed or might acquire or develop independently. We have substantially completed the construction stage of Fab 2 and have begun wafer production for our customers utilizing our 0.18 micron process technology. When the production ramp is completed, Fab 2 is expected to have the capacity to produce up to 33,000 200-mm wafers per month and employ approximately 1,100 people.

     Manufacturing capacity is a function of the process technology and product mix being manufactured, because certain processes require more processing steps than others. All information in this prospectus with respect to the wafer start capacity of our manufacturing facility is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during a period and the actual or expected process technology mix for such period. Unless otherwise specifically stated, all references in this prospectus to "wafers" in the context of capacity in our existing facility, Fab 1, are to 150-mm wafers and in Fab 2 are to 200-mm wafers.


RECENT DEVELOPMENTS

     In May 2003, our shareholders approved an agreement reached in March 2003 with our Fab 2 investors to advance a substantial portion of their fifth and final Fab 2 milestone payment prior to our meeting the milestone. Under the terms of the amended fifth milestone payment agreements, SanDisk Corporation, Alliance Semiconductor, Macronix (BVI), Israel Corporation Technologies and The Challenge-Etgar II Fund, will pay the first installment of the fifth milestone payment, $24.6 million in the aggregate following the completion of our financing arrangements with our banks. The partners will pay the remainder of the fifth milestone payment, $16.4 million, if we raise an aggregate of $26 million in additional funds for Fab 2 before the end of 2003.

     In consideration for their $24.6 million payment, our partners will be issued ordinary shares based on a $2.983 per-share price. For the $16.4 million remainder of their committed fifth milestone payment, our partners will be issued ordinary shares based on the price per share at which we raise the $26 million in additional funds for Fab 2. We have also agreed to allow our wafer partners to convert up to an aggregate of $13.2 million unutilized wafer credits which they may have as of December 31, 2005 into our ordinary shares based on the market price of the ordinary shares at that time. If the wafer partners exercise this right and are issued more than 5% in the aggregate of our shares at that time, we have agreed to offer all of our other shareholders rights to purchase our shares at the same price per share.

     The amendment to the Fab 2 investors' investment agreements is subject to the receipt of the consent of our banks (i) to the postponement of the December 31, 2002 deadline by which we were required to have raised an aggregate of $110 million in financing since January 2001 (of which we have raised $86.2 million to date), and (ii) to recognize a portion of the proceeds from the initial aggregate payment of $24.6 million in satisfaction of our obligation to raise funds. The amendment further provides that the Investment Center shall not have informed us that it is not continuing its funding of the Fab 2 project. Through September 2003, the parties to the amendment advanced to us an aggregate amount of $15.9 million of the initial $24.6 million payment to be paid in connection with the amendment; however, the amendment will become effective only upon the conclusion of a comprehensive agreement with our banks.

     We recently reached an arrangement with our banks and equity and wafer partners to amend our original credit facility agreement and provide us with additional funding, if needed, for further ramp-up of production capacity in Fab
2. These arrangements currently contemplate the following:

     o our banks will approve the updated business plan for the further ramp-up of Fab 2 in accordance with the schedules contained in the plan following their review of our updated business plan for Fab 2 and the findings of the international consulting firm that also reviewed this plan;

     o our updated business plan requires us to raise at least an additional $90 million over our additional financing obligations of $144 million. Accordingly, we will undertake to our banks to raise by December 31, 2005, at milestone dates yet to be agreed upon, an aggregate of $234 million, of which, $86.2 million has been raised to date;

     o our banks will demand from our major equity partner, Israel Corporation Technologies (ICTech) Ltd., a written undertaking to underwrite up to $50 million in equity financing to be raised pursuant to the updated business plan in the event that we do not raise this amount from other sources;

     o if our banks exercise the written undertaking, we will be required to offer securities to our shareholders through a rights offering and ICTech will be required to exercise all of the rights issued to it, pro-rata to its holdings in our company. In the event that we do not raise all of the equity contemplated to have been raised under such rights offering, ICTech will purchase from us additional securities in a private placement on the same terms as the rights offering for a total commitment of $50 million (including any amounts purchased in connection with its exercise of its own rights) and our banks will increase the total amount which may be drawn under the credit facility by $43 million.

     The parties are currently preparing the documentation for a new amendment to the facility agreement and are continuing to negotiate the underlying provisions for the implementation of the amendment, including commercial terms, financial covenants and other provisions, as well as the final terms and documentation for the final agreement relating to ICTech's commitment to purchase securities in a rights offering which we may be required to conclude. These revised terms may include the following revisions, among others, to the facility agreement and to the Fab 2 investment agreements:

          o a rise in the interest rates currently set forth in the facility agreement;

          o a rescheduling of the dates by which we are obligated to repay the banks all outstanding amounts owed to the banks;

          o an issuance of warrants to our banks in connection with this amendment;

          o an increase of the total amounts that we may draw down under the credit facility;

          o a commitment by our wafer partners not to utilize any of their wafer credits until 2006 which we are currently discussing with our wafer partners; and

          o the completion by our Fab 2 investors of the final fifth milestone payment without regard to whether we raise any further capital in 2003, which we are currently discussing with our Fab 2 investors.

     The revisions to the facility agreement and to the agreements with our wafer and equity partners may increase the costs for the repayment of the loans and change the price per share at which our Fab 2 investors will complete their fifth milestone payments. Upon the effectiveness of the amendment to our credit facility agreement following the conclusion of a comprehensive agreement and the receipt of all requisite approvals, including the approval of our shareholders, the parties to the aforementioned amendment to the Fab 2 investors' investment agreements will be required to invest $8.7 million, which is the remainder of the initial $24.6 million payment. During the discussion and negotiation period with our banks to amend the facility agreement, our banks have limited the full amount we may draw and accordingly have, since January 1, 2003, provided us with a limited interim funding in the amount of $97 million in loans. There is no certainty that we will successfully conclude this amendment to our credit facility or that we will be able to repay the loans over a prolonged period due to the expected increase in the costs of the loans that may arise out of this amendment.

     In July 2003, we and several of our directors and shareholders were named as defendants in a securities class action complaint filed in the United States District Court for the Southern District of New York. The plaintiffs have asserted claims arising under the Securities Exchange Act of 1934, alleging misstatements and omissions made by the defendants in materials sent to our shareholders with respect to the approval of an amendment to the investment agreements with our Fab 2 investors. The plaintiffs seek damages in unspecified amounts, which could be substantial, and unspecified rescissory relief. We believe the complaint is without merit and intend to defend ourselves vigorously. Any liability we incur in connection with this complaint could materially harm our business and financial position and, even if we defend ourselves successfully, there is a risk that management distraction in dealing with this complaint could harm our results.

CORPORATE INFORMATION

     We were incorporated under the laws of Israel in 1993. Our manufacturing facilities and executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611. Our worldwide web site is located at www.towersemi.com. The information on our web site is not incorporated by reference in this prospectus.

                                              THE OFFERING

Securities offered by the selling

securityholders                                    o      7,086,037 of our ordinary shares held
                                                          by the selling securityholders;

                                                   o      3,188,715 listed warrants held by the
                                                          selling securityholders;

                                                   o      3,188,715 ordinary shares issuable upon
                                                          the exercise of the listed warrants held
                                                          by the selling securityholders;

                                                   o      400,000 of our ordinary shares issuable
                                                          upon the exercise of an outstanding
                                                          warrant issued to one of our contractors.

Securities offered
by the Company                                     o      3,188,715 ordinary shares issuable upon
                                                          the exercise of the listed warrants by
                                                          persons to persons to whom the listed
                                                          warrants may be sold or otherwise
                                                          transferred by the selling
                                                          securityholders; and

                                                   o      5,367 shares issuable upon the exercise
                                                          of listed warrants issued in the rights
                                                          offering to persons other than the
                                                          selling securityholders.

Ordinary securities outstanding as of
August 31,2003                                     48,779,146 shares (1)
Outstanding listed warrants as of August
31,2003                                            3,194,082 Warrants

NASDAQ National Market and Tel Aviv Stock
Exchange Symbols

(1) The number of outstanding shares excludes approximately 22,835,955 ordinary shares issuable, as of August 31, 2003, issuable upon the exercise of listed warrants, options granted under our share option plans, wafer and equity partner agreements, subordinated convertible debentures, Options (Series 1), Options (Series 2), and warrants issued to our banks and to our contractor, all at a weighted average exercise price of $6.5 per ordinary share. As of the date of this prospectus, approximately 428,080 additional ordinary shares were reserved for issuance upon exercise of options that may be granted in the future under our share options plans.


Ordinary shares (NASDAQ National Market and Tel
Aviv Stock Exchange)                               TSEM

Listed Warrants
NASDAQ SmallCap Market                             TSEMW

Tel Aviv Stock Exchange                            TSEMW.2

Use of Proceeds                                    We will not receive any of the proceeds from
                                                   the sale of ordinary shares or listed warrants
                                                   by the selling securityholders, but we will
                                                   receive $7.50 per ordinary share from the
                                                   exercise price of any listed warrant and the
                                                   warrant held by our contractor that are
                                                   exercised; proceeds will be used for general
                                                   corporate purposes.




                                  RISK FACTORS

     AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THEREFORE, YOU SHOULD NOT INVEST IN OUR SECURITIES UNLESS YOU ARE ABLE TO BEAR A LOSS OF YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR ORDINARY SHARES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM OUR EXPECTATIONS, STATEMENTS OR PROJECTIONS INCLUDE THE RISKS AND UNCERTAINTIES RELATING TO OUR BUSINESS DESCRIBED BELOW. THIS PROSPECTUS AND STATEMENTS THAT WE MAY MAKE FROM TIME TO TIME MAY CONTAIN FORWARD-LOOKING INFORMATION. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS, STATEMENTS OR PROJECTIONS. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THIS DATE, BUT THE INFORMATION MAY CHANGE AFTER THE DATE OF THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY EVENT OR CIRCUMSTANCE THAT MAY ARISE OR DEVELOP AFTER THE DATE OF THIS PROSPECTUS.

SPECIFIC RISKS RELATED TO FAB 2

     In addition to the risks and uncertainties that may affect our business generally as described below, our plans to complete the ramp-up of Fab 2 are subject to risks and uncertainties, including those discussed below.

     WE WILL NEED TO SATISFY THE COVENANTS SET FORTH IN OUR CREDIT FACILITY AGREEMENT. Our Fab 2 credit facility agreement, as currently in effect, requires us to continue to raise minimum amounts from specified financial sources as follows: $110 million by the end of December 2002 (of which we have raised $86.2 million to date) and an additional $34 million by the end of December 2003. Our agreements with our banks also require that we achieve successful production at Fab 2 of 5,000 wafer starts per month by November 2002 and 15,000 wafer starts per month by September 2003. Each of these milestones provides for a seven and a half month grace period. In addition, our Fab 2 credit facility agreement has significant additional conditions and covenants. We have not met our milestone for successful production at Fab 2 of 5,000 wafer starts per month nor will we meet our additional milestone for production capacity at Fab 2 of 15,000 wafer starts per month by its prescribed completion date; these milestone completion dates have been revised in our updated business plan for the further ramp-up of Fab 2. The updated plan calls for a slower ramp-up for Fab 2 than originally planned and conforms the current fund-raising, production and capacity covenants in the credit facility agreement to the revised ramp-up schedule. In addition, we are obligated under the credit facility agreement to comply with certain financial ratios, primarily total shareholders' equity to total assets. As of June 30, 2003, we were in full compliance with these financial ratios. We expect these financial ratios will be revised in accordance with the updated business plan in light of the revised fundraising schedule and slower ramp-up, and their approval is subject to the negotiations with our banks as described below.

     We recently reached an arrangement with our banks and Fab 2 investors to amend our original credit facility agreement and provide us with additional funding, if needed, for further ramp-up of production capacity in Fab 2, and the parties are currently negotiating the detailed commercial terms and revised covenants in order to conclude a comprehensive amendment (see "Recent Developments" above for a description of the terms of this arrangement and ongoing discussions). Following the abovementioned understanding in August 2003, we concluded a draw down of an additional $40 million in interim funding. While in the past we have been successful in procuring from our banks extensions to meet our additional financing obligations beyond the dates set forth in the credit facility agreement, we cannot assure you that we will be successful in concluding a comprehensive amendment to our credit facility or repaying all amounts owed to our banks due to the expected increase in the costs of the loans that will arise out of this amendment or that our banks will agree to waive any future failure by us to observe covenants or satisfy conditions under the facility agreement, some of which are not in our control, or that we will be able to refinance our indebtedness if they do not waive such failure.

     If, as a result of any default, our banks were to accelerate our obligations, we would be obligated to immediately repay all loans made by the banks plus penalties, and the banks would be entitled to exercise the remedies available to them under the credit facility agreement, including enforcement of their lien against all our assets. An event of default under the credit facility and the subsequent enforcement by the banks of their remedies under the credit facility may allow our wafer partners, financial investors and the Investment Center of the State of Israel to declare a breach of our obligations to them and, based on our current available cash position, would jeopardize Fab 2 and our ability to continue our operations even in Fab 1.

     FAILURE TO ACHIEVE MILESTONES AND COMPLY WITH VARIOUS CONDITIONS AND COVENANTS UNDER OUR FINANCING AGREEMENTS FOR FAB 2 COULD JEOPARDIZE FAB 2 AND OUR EXISTING OPERATIONS. Our receipt of the additional funds committed by our wafer partners and financial investors depends upon our achievement of conditions set forth in the share purchase agreements, including obtaining additional financing, receiving governmental grants, adding an additional wafer partner and meeting a milestone relating to the ramp-up of production at Fab 2. As part of our Fab 2 investment agreements, we were required to raise a cumulative total of $50 million from new wafer partners by March 31, 2003, or our wafer partners will not be required to complete their investment for the fifth milestone. As part of the pending amendment to our agreements described below, we will be relieved of the obligation to raise an additional $50 million from new wafer partners if we raise at least $24.6 million from our current wafer and equity partners under the amended terms (of which we have raised $15.9 million to date).

     Under their agreements, our major wafer and equity partners were to complete their committed investments upon our satisfaction of the fifth milestone, which is the successful production of 5,000 wafer starts per month for two full consecutive months. The fifth milestone, which under our Fab 2 investment agreements was to have been achieved by mid July-2003, was not achieved by its prescribed completion date. As part of the pending amendment to our agreements described below, our major Fab 2 investors will complete this investment despite the fact that the fifth milestone was not achieved by its prescribed completion date.

     In May 2003, our shareholders approved an agreement reached in March 2003 with our major Fab 2 investors to advance the fifth and final Fab 2 milestone payment prior to our meeting the milestone and waive our requirement to raise $50 million from new wafer partners. The amendment to the investment agreements is subject to the conclusion of a final comprehensive agreement implementing the arrangement reached with our banks for our additional financing obligations in accordance with our updated Fab 2 business plan. Through September 2003, our major Fab 2 investors advanced an aggregate amount of $15.9 million of the initial $24.6 million payment they agreed to pay under the terms of the amended fifth milestone payment agreements following our banks' agreement to provide us with interim funding prior to their approval of the terms of this amendment (see "Recent Developments" above for a discussion of these agreements, including an amendment to the terms of credits given to our wafer partners). One of the Fab 2 investors, QuickLogic Corporation, did not exercise the amendment to its investment agreement in connection with the fifth milestone payment and is not obligated to exercise its fifth milestone payment as the prescribed completion date for the fifth milestone has expired. In the event that QuickLogic does not exercise its fifth milestone payment, the credit facility agreement requires us to raise an amount equivalent to QuickLogic's fifth milestone payment, $3.67 million, from another investor by mid-October 2003.

     Failure to achieve any of our milestones or other commitments, due to either our failure to reach the minimum production capacity, or insufficient demand for our products, and to satisfy or comply with the other applicable conditions and covenants in our investment and Fab 2 credit facility agreement on a timely basis, may, unless such failure is waived, result in cancellation or delay of our Fab 2 funding arrangements and an event of default under the credit facility. An event of default under the credit facility and the subsequent enforcement by the banks of their remedies under the credit facility may allow our wafer partners, financial investors and the Investment Center to declare a breach of our obligations to them and would jeopardize Fab 2 and our ability to continue our operations even in Fab 1.

     DEFERRALS OF FAB 2 EQUIPMENT PURCHASES COULD HARM OUR ABILITY TO SATISFY CUSTOMER ORDERS DUE TO INSUFFICIENT PRODUCTION CAPACITY. We are currently deferring some Fab 2 equipment purchases in line with Fab 2's slower ramp-up schedule as set forth in the updated Fab 2 business plan. Despite the recent arrangement reached with our banks for the deferment of our current additional financing obligations and milestone completion dates, we may further defer our equipment purchase commitments in the event that market conditions do not improve significantly and the utilization of Fab 2 is lower than forecasted. However, in the event that our forecasts are inaccurate and market conditions significantly recover more rapidly than we can purchase, install and qualify necessary production equipment, we may not be able to fully meet customer demand and we will not be in a position to fully capitalize on the increase in demand for foundry services. Delays in purchasing equipment for the further ramp-up of Fab 2 may also result in a loss of suppliers, a delay in equipment delivery schedules and unfavorable payment terms. Consequently, any under-capacity will negatively impact our financial results, and may result in our need to raise additional funds to complete the ramp-up of Fab 2.

     WE MAY FROM TIME TO TIME EXPERIENCE A SHORT-TERM LACK OF LIQUIDITY FOR FAB
2. In addition to the approximately $1.15 billion which has been raised or committed to date, we will need an additional approximately $354 million to complete the ramp-up of Fab 2. As a result, we may from time to time experience a short-term lack of liquidity for Fab 2 or may not be able to raise the required funding at all. If we foresee that we will be unable to secure additional financing, we may have to reevaluate, or even cease our operations. While we have been successful in the past at negotiating price reductions and arrangements to slow down or postpone payments to our suppliers and service providers when we had liquidity problems, we cannot assure you we will be able to do so in the future and any postponement of payments may delay the increase of capacity of Fab 2 and therefore harm our financial results.

     Our Fab 2 business plan makes assumptions with respect to proceeds from the sales of wafer products to Fab 2 customers; however, we are continuously reevaluating our Fab 2 business plan to adapt it to the expected funds availability and the anticipated Fab 2 revenues. If we are not successful in generating sales of wafers to Fab 2 customers, our cash from operations will be negatively affected and we will be required to raise additional funds or decrease our level of purchases of new equipment for Fab 2.

     WE MUST MEET CONDITIONS TO RECEIVE THE ISRAELI GOVERNMENT GRANTS AND TAX BENEFITS APPROVED FOR FAB 2. In connection with Fab 2, we have received approval for grants and tax benefits from the government of Israel under its Approved Enterprise Program. Under the terms of the approval, we are eligible to receive grants of 20% of up to $1.25 billion invested in Fab 2 plant and equipment, or an aggregate of $250 million, over a period of time. We are also entitled to a tax holiday on all taxable income related to Fab 2 for the first two years in which we have taxable income. To continue to be eligible for these grants and tax benefits, we must meet conditions provided in the applicable law and contained in our approved enterprise certificate, including a requirement that at least approximately $400 million of our Fab 2 funding consist of paid-in-capital. If we fail to comply with these conditions in the future, some of the benefits received could be canceled, and we could be required to refund payments previously received under this program or pay increased taxes. In addition, the funding commitments of our Fab 2 investors and our banks are conditioned on our Fab 2 approved enterprise status remaining in effect. As of June 30, 2003, we have received approximately $101.6 million in grants from the Investment Center, and raised $274.4 million as paid in capital towards the $400 million.

     Consistent with the requirements of Israeli law, our investment grant requires that we complete our investment program within five years, and by no later than the end of 2005. Due to the later than planned commencement of construction of Fab 2 and prevailing market conditions, we do not currently expect to complete our Fab 2 investments through 2005. Israeli law limits the ability of the investment center to extend the 5-year investment limitation. We have notified the Investment Center of our revised business plan, including our investment schedule and it is currently being evaluated by the Investment Center. We have also informed the Investment Center of our reduced rate of annual investments and our lower than projected expectations for Fab 2 sales. While we have always ultimately been successful in concluding arrangements with the Investment Center, we cannot assure you that we will be successful in reaching arrangements with the Investment Center with respect to the remaining portion of our grants, which may result in the cancellation of all or a portion of our grants.

     Our Fab 2 business plan makes assumptions for our receipt of additional government grants for total investments in Fab 2 in excess of $1.25 billion; however, our government grants are currently limited to $250 million and there is no assurance that we will be entitled to any additional grants in the future.

     FAB 2 COSTS MAY EXCEED OUR ESTIMATES. We estimate the total cost of the construction and equipping of Fab 2 will be approximately $1.5 billion, including hiring and training personnel, purchasing and developing technology and equipment and other general expenses. However, the actual cost of Fab 2 may exceed our estimate as a result of several factors, including difficulties or delays in the further ramp-up of production, higher insurance costs due to widespread global acts of terror, increases in equipment prices, increases in financing costs and currency exchange rate or interest rate fluctuations. We may need to raise additional funds over the estimated total cost of approximately $1.5 billion to cover those potential additional costs. There is no assurance that these additional funds will be available on a timely basis and on satisfactory terms.

     WE ARE CURRENTLY OPERATING UNDER A TEMPORARY BUSINESS LICENSE. Prior to our commencement of the construction of Fab 2, all of our operations were conducted under a business license. The construction of our Fab 2 facility has required us to renew this business license, and since our business license may only be renewed following the commencement of Fab 2 operations, we are currently operating under a temporary business license. In light of our recent commencement of initial wafer productions at Fab 2, we are currently in the process of discussing the terms and conditions for the receipt of a final business license. While we expect to positively conclude these discussions, in the event that we do not receive a final business license, we may be required to cease our operations and this would have a material adverse effect on our business, financial condition and results of operations.


GENERAL RISKS AFFECTING OUR BUSINESS

     WE HAVE COMPLETED CONSTRUCTION OF OUR NEW FAB 2 FACILITY, HOWEVER WE STILL NEED TO COMPLETE THE EQUIPMENT INSTALLATION AND RAMP UP OF PRODUCTION IN FAB 2 TO SUCCESSFULLY COMPETE OVER THE LONG TERM. The trend within the semiconductor industry is toward ever-smaller features; state-of-the-art fabs are currently using process geometries of 0.18 microns and below. Fab 1 is limited to geometries of 0.35 microns and above and Fab 2 currently operates at process geometries of 0.18 microns and produces 200-mm wafers. We must successfully complete qualification of process technologies for Fab 2 and ramp up of production to full capacity in Fab 2 to successfully compete over the long term.

     WE HAVE A RECENT HISTORY OF OPERATING LOSSES AND EXPECT TO OPERATE AT A LOSS THROUGH THE FORESEEABLE FUTURE PRIMARILY DUE TO UNDERUTILIZATION AND A HIGH LEVEL OF DEPRECIATION AND AMORTIZATION; OUR FACILITIES MUST OPERATE AT OR CLOSE TO CAPACITY AND WE MUST IMPROVE OUR PRODUCT MIX TO BE PROFITABLE. Fab 1 operated at a loss for the last five years and is expected to operate at a loss through the foreseeable future. Because fixed costs represent a substantial portion of the operating costs of semiconductor manufacturing operations, we must operate our facilities at or near full capacity to be profitable. Fab 1 operated significantly below capacity from 1996 through 2002. Although utilization improved significantly during 2000, we experienced a slowdown in demand in the fourth quarter of 2000 that deepened in 2001 and continued into 2002. While our sales increased in each of the first three quarters of 2002, in the fourth quarter of 2002, we, again, experienced a slight reduction in sales. Though our production sales improved in the first half of 2003, we expect a decrease in Fab 1 sales in the third quarter of 2003. In light of the slowdown in the worldwide economy, which has and is expected to continue to negatively impact our business, we expect to continue to experience overall underutilization of Fab 1 for the foreseeable future. We are currently operating Fab 1 at a capacity utilization of approximately 35%. If we do not operate Fab 1 at or near full capacity levels and make the transition to a higher mix of products manufactured utilizing our higher-margin processes, we may not be able to achieve and maintain profitable operations in Fab 1, which could in turn result in our disposing of this facility. Following the completion of the construction of Fab 2, equipment installation, qualification of process technologies and the start of ramp up of production as of the third quarter of 2003, these technologies and other Fab 2 assets will start to incur significant operating expenses as well as depreciation and amortization. Accordingly, even as we begin high utilization of Fab 2, we need to achieve significant production volume in order to be profitable. As a result, we expect to operate at an overall loss through at least the end of 2004, even if we are able to achieve and maintain profitable operations in Fab 1.

     CREDITS GIVEN TO OUR WAFER PARTNERS WILL AFFECT CASH FLOW FROM FAB 2 OPERATIONS. We have credited our wafer partners with a portion of amounts that they have previously paid to us as long-term customer advances to be credited against future purchases by these partners. To date, these credits amount to approximately $47.2 million, including the pending amendment made to our Fab 2 investment agreements in connection with the fifth milestone payment to allow our wafer partners to convert up to an aggregate of $13.2 million unutilized wafer credits which they may have as of December 31, 2005 into our ordinary shares based on the market price of the ordinary shares at that time (see "Recent Developments" above for a discussion of this amendment). While the issuance of credits have improved our cash flow from operations, the utilization of credits by our wafer partners will adversely impact our liquidity at such time as our wafer partners begin to purchase wafers from Fab 2 since we will be generating a lower level of cash from the sale of wafers to our wafer partners.

     THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY AND THE RESULTING PERIODIC OVERCAPACITY AND PRESSURE TO REDUCE PRICES MAY SERIOUSLY HARM OUR BUSINESS. The semiconductor industry has historically been highly cyclical and has experienced significant economic downturns characterized by production overcapacity and rapid erosion of average sale prices. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. This expansion has frequently resulted in overcapacity and excess inventories, leading to a new downturn. We expect this pattern to repeat itself in the future. Our operating results for 1996 through 1999 were harmed by a downturn in the semiconductor market that resulted in reduced orders, underutilization of our facility and severe price erosion. Although utilization and average sale prices improved during 2000, demand slowed in the overall semiconductor market and in many of our end product markets beginning in the fourth quarter of 2000. This slowing in demand deepened in 2001 and continued in 2002. While the semiconductor industry has to some extent recovered from the 2001 downturn, we cannot be assured that this overall recovery will continue or that demand for our products, in particular, will improve; in fact, we expect a decrease in Fab 1 sales in the third quarter of 2003.

     While we are confident of the long-term growth prospects of the semiconductor business, we believe that the cyclical market behavior will continue. The overcapacity and price pressures characteristic of a prolonged downturn may have an affect on all sectors of the market, and may not allow us to operate at a profit, even at full utilization of our Fab facilities or with an improved product mix. Therefore, the current downturn, and future downturns in the semiconductor business cycle, could seriously harm our financial results and business.

     Fab 2 will give us significant additional manufacturing capacity and state-of-the-art capabilities to better serve our customers. However, it also significantly increases our cost structure and overall capacity and, therefore, our exposure to market downturns.

     WE DEPEND ON A SMALL NUMBER OF CUSTOMERS AND BUSINESS PARTNERS FOR A SIGNIFICANT PORTION OF OUR REVENUES; WE MUST CONTINUE TO ATTRACT ADDITIONAL CUSTOMERS AND BUSINESS PARTNERS TO SUBSTANTIALLY INCREASE OUR OVERALL CAPACITY UTILIZATION IN BOTH OF OUR FACILITIES. For the first half of 2003, approximately 66% of our business was generated by three of our customers, National Semiconductor Corporation (25%), Motorola, Inc. (22%) and FillFactory 19%, and approximately 12% was generated by three additional customers. Although we have expanded and are continuing to expand our customer base, we expect to continue to receive a significant portion of our revenue from a limited number of customers. Loss or cancellation of business from or decreases in the sales prices to these customers could seriously harm our financial results and business. Furthermore, our arrangements with certain large customers permit these customers to reduce their orders, in some cases with little advance notice. If these customers order significantly fewer wafers than forecasted, we will have excess capacity that we may not be able to sell, resulting in lower utilization of our facility. We may have to reduce prices in order to try to sell the excess capacity. In addition to the revenue loss that could result from unused capacity or lower sales prices, we might have difficulty adjusting our costs to reflect the lower revenues, which could harm our financial results.

     We have also entered into wafer partner agreements and agreements with technology providers under which we have committed a portion of our Fab 2 capacity for contemplated orders from these parties, and we recently received first production orders from three of our four wafer partners. Although we believe that our overall relationship with our wafer partners and technology providers, including their ownership of equity and the credits against wafer purchases which are established under the agreements, provide very strong incentives for the wafer partners and technology providers to become significant Fab 2 customers, they are not obligated to utilize all or any portion of their allocated capacity. Although we are constantly making efforts to identify additional wafer partners and customers to fill our new facility, there can be no certainty that we will be able to do so in the short or the long term.

     THE SEMICONDUCTOR MARKET IS SUBJECT TO RAPID CHANGE; WE MUST KEEP PACE TO MAINTAIN AND DEVELOP OUR PRODUCTS AND SERVICES FOR THE MARKETS. The semiconductor market is characterized by rapid change, including the following:

     o    rapid technological developments;

     o    evolving industry standards;

     o    changes in customer requirements;

     o    frequent new product introductions and enhancements; and

     o    short product life cycles with declining prices as products mature.


     In order to maintain our current customer base and attract new customers, we must continue to advance our manufacturing process technologies. We are developing and/or introducing to production specialized process technologies. We have also transferred 0.18 micron technology from Toshiba and begun the transfer of 0.13 micron technology from Motorola and are working on independent and joint development projects of technologies for Fab 2. Our ability to achieve and maintain profitable operations depends on the successful development and introduction to production of these processes.

     The development and introduction to production and the successful commercialization of these new processes is subject to risks, which could seriously harm our business, including the following risks:

     o    technical problems or delays in the development of the new processes;

     o competition in attracting and retaining customers for the new processes;

     o    difficulty in recruiting and retaining qualified employees;

     o failure of products that use our specialized processes to gain market acceptance; and

     o    failures of our customers' designs.

     We also need to invest in continued process and/or product development, including the procurement of third party intellectual property in order to keep pace with changing technologies and to fulfill our customers' requirements. We may not have the required resources to make such procurements or invest in such development or such development and procurement efforts may not be successful.

     WE MUST SUCCESSFULLY COMPLETE DEVELOPMENT, INTRODUCTION TO PRODUCTION AND PERFORMANCE ENHANCEMENT OF OUR MICROFLASH(R) MEMORY AND OTHER ADVANCED PROCESSES. We have made a substantial investment in the development of our MICROFLASH processes. We have introduced the first of our microFLASH processes into production with the manufacture of a 2 megabit stand-alone memory device and an embedded multi-time programming module, with a limited number of rewrite cycles. We have also started development of our MICROFLASH process for introduction in Fab 2. The long-term commercial success of our MICROFLASH process is dependent on our success in developing next generation processes and advances to this process, which will allow production of MICROFLASH products rated for greater than 10,000 erase-rewrite cycles. There is no assurance that we will successfully complete the planned development and introduction to production and advancement of our MICROFLASH processes. If we do not successfully complete the advancement of our MICROFLASH processes, we may not be able to achieve the planned sales and/or gross margins. Furthermore, the successful development of competing technologies may make our MICROFLASH technology obsolete prior to its reaching market.

     We are engaged in the co-development with one of our customers of a specialized imaging process technology, for use of this technology in Fab 1 on an exclusive basis. In addition, we have started to develop this process technology in Fab 2 using process geometries of 0.18 microns. If these development efforts are delayed or are not successful or if the customer is unable to commercialize its products, this could result in a serious loss of business and in our inability to recover our investments from these efforts.

     WE MAY ENCOUNTER DIFFICULTIES AND DELAYS IN COMPLETING THE RAMP-UP OF FAB 2 AND IN THE TRANSFER AND IMPLEMENTATION OF THE TECHNOLOGIES FOR FAB 2. The ramp-up of Fab 2 is a substantial and complex project, which requires the timely participation by and coordination of the activities of many participants, including our contractor, equipment vendors, technology providers outside consultants and our own employees. We have completed the construction of Fab 2 but not the equipping necessary for production of 10,000 200-mm wafers per month at Fab 2 and continue to install equipment to reach production capacity at this level. We expect to continue the equipping necessary to reach the full production capacity of 33,000 200-mm wafers per month in the future. Failures or delays in obtaining or coordinating the necessary equipment and other resources on a timely basis may delay the completion of the ramp-up of Fab 2 and add to its cost. We need to complete development of the 0.18-micron industry standard technology, transfer the 0.13 micron technology from Motorola and develop new process technologies for Fab 2 to suit our customers' needs. Any failures or delays in these processes could have an adverse affect on our ability to complete the ramp up production at Fab 2 or bring new customers to Fab 2. We can give no assurance that failures or delays in the ramp-up of the facility or in the transfer and qualification of the technologies will not occur. Such failures or delays may result in delays in funding, cash shortage or defaults under our Fab 2 financing agreements, any of which may negatively impact our financial results.

     IF WE FAIL TO MEET CONDITIONS, WE MAY LOSE OUR EXCLUSIVE FOUNDRY LICENSE WITH SAIFUN. Saifun Semiconductors Ltd. has granted us exclusive foundry manufacturing rights to Saifun's proprietary N-ROM technology. Our agreement with Saifun requires that we maintain minimum levels of annual sales of products, which incorporate Saifun's technology through 2005. If we do not meet these minimum sales levels, our foundry manufacturing rights will become nonexclusive. As a result, if our Saifun manufacturing rights become non-exclusive, other foundries may obtain licenses from Saifun, which will enable them to manufacture semiconductor products for third parties using the Saifun process technology in direct competition with us.

     DEMAND FOR NEW PROCESSES AND PRODUCTS IS DIFFICULT TO PREDICT. The success of our businesses depends on emerging markets and new products. In order for demand for our processes to grow, the markets for the end products using these processes must develop and grow. For example, the success of our imaging process technologies will depend, in part, on the markets for digital photography and video. Because our processes may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity, and if demand is higher than expected, we may be unable to fill all of the orders we receive.

     WE MAY EXPERIENCE DIFFICULTY IN ACHIEVING ACCEPTABLE DEVICE YIELDS, PRODUCT PERFORMANCE AND DELIVERY TIMES AS A RESULT OF MANUFACTURING PROBLEMS. The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is constantly being modified in an effort to improve device yields, product performance and productivity. Microscopic impurities such as dust and other contaminants, difficulties in the production process or defects in the key materials and tools used to manufacture a wafer can cause a percentage of the wafers to be rejected or individual semiconductors on specific wafers to be non-functional. We have from time to time experienced production difficulties that have caused delivery delays or returns and lower than expected device yields. We may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. These problems may result from, among other things, the introduction of new processes or the expansion or upgrading of existing facilities. Any of these problems could seriously harm our financial results and business.

     WE NEED TO HIRE ADDITIONAL EMPLOYEES FOR FAB 2. Our future success depends on our continuing ability to identify, hire, train and retain additional highly qualified technical and managerial personnel. There has historically been a shortage of qualified employees in the semiconductor industry and in Israel in particular, and competition for such personnel has at times been intense. If we fail to attract or retain the highly qualified technical and managerial personnel we need now or in the future, our financial results and business may be harmed.

     WE DEPEND ON OUR KEY MANAGEMENT AND TECHNICAL EMPLOYEES; LOSS OF THE SERVICES AND REPLACEMENT OF KEY EMPLOYEES COULD HARM OUR OPERATIONS. The loss of key employees could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of technical personnel could harm our ability to run production smoothly and to meet development and implementation schedules. We do not maintain key man life insurance on any of our executives or employees.

     WE FACE COMPETITION; SOME COMPETITORS ARE BETTER POSITIONED TO WITHSTAND MARKET DOWNTURNS. The semiconductor foundry industry is highly competitive. We compete with other dedicated foundries and with integrated semiconductor and end-product manufacturers that produce integrated circuits for their own use and/or allocate a portion of their manufacturing capacity to foundry operations. Many of our competitors have one or more of the following competitive advantages over us:

     o    greater manufacturing capacity;

     o    multiple and more advanced manufacturing facilities;

     o    more advanced technological capabilities;

     o    a more diverse and established customer base;

     o    greater financial, marketing, distribution and other resources; and/or

     o    a better cost structure.

     WE DEPEND ON A LIMITED NUMBER OF OUR SUPPLIERS OF RAW MATERIALS AND DO NOT TYPICALLY HAVE LONG-TERM SUPPLY CONTRACTS WITH THEM. Our manufacturing processes use many raw materials, including silicon wafers, chemicals, gases and various metals. These raw materials generally are available from several suppliers. In many instances, however, we purchase raw materials from a single source due to process requirements that make purchases from multiple sources impractical. If any of the following occurs in the future, it may take a substantial period of time for us to modify our production processes to allow the use of alternative materials:

          o    raw materials are not available from our sources;

          o we are unable to obtain sufficient quantities of raw materials and other supplies in a timely manner;

          o    there is a significant increase in the costs of raw materials;

          o we are required for other reasons to seek other sources for such materials.

     Although supplies for the raw materials that we use currently are adequate, shortages could occur in various critical materials due to an interruption of supply or increased industry demand. Any such shortages could result in production delays that could have a material adverse effect on our business and financial condition.

     WE DEPEND ON A LIMITED NUMBER OF MANUFACTURERS AND VENDORS THAT MAKE AND SELL THE COMPLEX EQUIPMENT WE USE IN OUR MANUFACTURING PROCESSES. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as 12 to 18 months. The timing and cost of upgrades to Fab 1 and of equipping Fab 2 may be seriously affected by conditions in the equipment market. If there are delays in the delivery of needed equipment or if there are increases in the cost of this equipment, it could seriously delay the completion of or otherwise harm the ramp-up of Fab and the upgrades to Fab 1 or harm our financial results.

     THE EXEMPTION ALLOWING US TO OPERATE OUR MANUFACTURING FACILITIES SEVEN DAYS A WEEK IS TEMPORARY AND MAY NOT BE RENEWED. We operate our manufacturing facilities seven days a week pursuant to an exemption from the law that requires businesses in Israel to be closed from sundown on Friday through sundown on Saturday. This exemption, which has been renewed several times in the past, expires on December 31, 2003. In addition, a significant increase in the number of employees permitted to work under this exemption will be needed as we ramp up production at Fab 2. We expect the exemption to be renewed, but if the exemption is not renewed and we are forced to close the facility for this period each week, our financial results and business will be harmed.

     CURRENCY EXCHANGE AND INTEREST RATE FLUCTUATIONS COULD INCREASE THE COST OF OUR OPERATIONS. Almost all of our cash generated from operations and from our financing and investing activities is denominated in dollars and NIS. Our expenses and costs are denominated in NIS, dollars, Japanese Yen and Euros. We are, therefore, exposed to the risk of currency exchange rate fluctuations.

     Our borrowings, including the loans contemplated under our Fab 2 credit facility, provide for interest based on a floating Libor rate, and we are therefore subject to exposure to interest rate fluctuations. Furthermore, if our banks incur increased costs in financing our Fab 2 credit facility due to changes in law or the unavailability of foreign currency, our banks may exercise their right to increase the interest rate on our Fab 2 credit facility as provided for in the credit facility agreement.

     We regularly engage in various hedging strategies to reduce our exposure to some, but not all, of these risks and intend to continue to do so in the future. However, despite any such hedging activity, we are likely to remain exposed to interest rate and exchange rate fluctuations, which may increase the cost of our activities, and following the ramp up of production in Fab 2, will increase our financing expenses.

     POTENTIAL INTELLECTUAL PROPERTY RIGHTS DISPUTES COULD MAKE OUR OPERATIONS MORE EXPENSIVE OR REQUIRE US TO CHANGE OUR PROCESSES. Our ability to compete successfully depends in part on our ability to operate without infringing on the proprietary rights of others. Possible infringement claims could harm our business by requiring us to pay royalties or to change our manufacturing processes. There are no lawsuits currently pending against us regarding the infringement of patents or intellectual property rights of others. However, we have been a party to such claims in the past and recently received a notice from a technology company claiming that we are infringing its patent rights. This notice was followed by an offer to license the technology company's patents for a one-time license payment. We are currently negotiating a license with this technology company. All prior claims against us have been resolved through license agreements the terms of which have not had a material effect on our business. One of these agreements expires at the end of 2005 and we may be unable to extend or renew it on similar terms.

     WE DEPEND ON THE INTELLECTUAL PROPERTY OF THIRD PARTIES IN PROVIDING DESIGN SERVICES TO OUR CLIENTS. We depend on third party intellectual property in order for us to provide foundry and design services to our clients. We believe that we are in compliance with the licensing agreements with the owners of these rights and that the licensing agreements adequately protect our rights. If problems or delays arise with respect to the timely development, quality and provision of such intellectual property, our customers' design and production could be delayed, resulting in underutilization of our capacity. Failure to maintain or acquire licenses could harm our business. In addition, license fees and royalties payable under these agreements may impact our margins.

     WE DEPEND ON TECHNOLOGY PARTNERS TO BROADEN OUR PORTFOLIO OF PROCESS TECHNOLOGIES. In order to compete in our market, we must continue to advance our process technologies through our internal technology development efforts and through technology alliances with leading semiconductor suppliers. Although we have an internal process development team dedicated to developing new semiconductor manufacturing process technologies, we depend on technology partners to advance our portfolio of process technologies. If we are unable to continue our technology alliances, or are unable to enter into new technology alliances with other leading semiconductor suppliers, we may not be able to continue providing our customers with leading-edge process technologies, which could seriously harm us.

     WE COULD BE SERIOUSLY HARMED BY FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS. Our business is subject to a variety of laws and governmental regulations in Israel relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. We are currently operating under a conditional permit from the Israeli Ministry of Environmental Affairs concerning the concentration of fluoride in our wastewater. We believe that we are currently in compliance with the written terms of our permit with the following one exception. We are monitoring the levels of fluoride in accordance with an oral understanding with the Israeli Ministry of Environmental Affairs concerning how often we monitor the levels of fluoride, resulting in our monitoring the levels of fluoride less frequently than required by the written terms of our permit. We are working towards getting this understanding with the environmental authorities reduced to writing. There have been instances in the past where we were not in compliance with these restrictions, and despite our best efforts there may be future instances of non-compliance. We are also in discussions with the Israeli Ministry of Environmental Affairs regarding the possibility of easing of conditions set forth in our permit. If we cannot maintain our compliance with the conditions set forth in our permit or in our other understandings with the Ministry, we may be required to allocate financial resources for the implementation of an infrastructure solution in order to be in compliance with all the conditions. We estimate that such an infrastructure solution would cost approximately $1 million. While we believe that we are currently in compliance in all other material respects with applicable environmental laws and regulations, if we fail to use, discharge or dispose of hazardous materials appropriately or if applicable environmental laws or regulations change in the future, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations.

     POSSIBLE PRODUCT RETURNS COULD HARM OUR BUSINESS. Products manufactured by us are subject to return for specified periods if they are defective or otherwise fail to meet customers' specifications. Although we establish what we believe to be reasonable provisions against possible product returns based on our past experience, product returns in excess of such provisions may have an adverse effect on our business and financial condition.

     WE MAY BE REQUIRED TO REPAY GRANTS TO THE ISRAEL INVESTMENT CENTER THAT WE RECEIVED IN CONNECTION WITH FAB 1. We received grants and tax benefits for Fab 1 under the government of Israel Approved Enterprise program. As of December 31, 2001, we completed our investments under our Fab 1 program and are no longer entitled to any further investment grants for future capital investments in Fab
1. In connection with our Fab 1 program, the Investment Center had taken the position that our ability to receive Fab 1 grants was dependent on our meeting specified forecasted levels of Fab 1 revenues and maintaining specified levels of Fab 1 employees and that we may be required to refund the grants we received if we do not meet specified forecasted levels of Fab 1 revenues and maintain specified levels of Fab 1 employees. Although we believe that the Investment Center's position is incorrect we have agreed that if we do not achieve Fab 1 revenues of $90 million for 2003 and $100 million for 2004 and maintain at Fab 1 at least 600 employees for 2003 and 625 employees for 2004, subject to prevailing market conditions, we will, if demanded by the Investment Center, be required to repay the Investment Center up to approximately $2.5 million. Fab 1 revenues in 2002 were $43.7 million. At June 30, 2003, we employed approximately 470 employees in Fab 1.

     TERRORIST ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON ON SEPTEMBER 11, 2001, THE WAR IN IRAQ AND OTHER ACTS OF VIOLENCE OR WAR MAY MATERIALLY AFFECT THE MARKETS ON WHICH OUR SECURITIES TRADE, THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND PROFITABILITY. In the aftermath of the September 11, 2001 terrorist attacks on the United States, the United States-led coalition of nations commenced a series of retaliatory military strikes in Afghanistan upon strategic installations of the Taliban regime, and governmental intelligence authorities issue from time to time warnings of the imminent threat of further attacks against civilian and military installations. On March 17, 2003, a coalition of countries led by the United States and the United Kingdom commenced large scale military action against Iraq which resulted in the toppling of the Iraqi regime. These attacks and armed conflicts, as well as the uncertainty surrounding these issues, have had, and we expect will continue for the unforeseeable future to have, an adverse effect on the global economy, and the semiconductor industry and could result in a disruption of our business or that of our customers. In addition, these events may discourage foreign technical experts and foreign employees, upon whom we rely for support and maintenance of our specialized fabrication equipment and for consultation necessary for the ongoing ramp-up of Fab 2 and related development activity, from traveling to our facilities in Israel, which may result in delays to the Fab 2 deployment timetable and could affect the performance of the equipment.

     CORPORATE GOVERNANCE SCANDALS AND NEW LEGISLATION COULD INCREASE THE COST OF OUR OPERATIONS. As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general are expected to increase in the near future. New legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation may increase the fees of our professional advisors and our insurance premiums.



RISKS RELATED TO OUR ORDINARY SHARES AND LISTED WARRANTS


     ISSUANCE OF ADDITIONAL SHARES PURSUANT TO FAB 2 RELATED EQUITY FINANCINGS WILL DILUTE THE INTEREST OF CURRENT AND PROSPECTIVE SHAREHOLDERS. In connection with the Fab 2 project, we have issued to date, 36,485,386 ordinary shares to our wafer and equity partners. Upon the payment of the remaining $8.7 million of the initial $24.6 million payment in connection with the fifth and final Fab 2 milestone payments by our wafer and equity partners, as amended, we will issue 2,331,885 additional ordinary shares and approximately another 3.4 million additional ordinary shares (assuming a purchase price of $5.00 per share), subject to fluctuations in the price of our ordinary shares in the future, in connection with the second installment of the fifth milestone payment and pursuant to our existing agreements with our wafer and equity partners. Up to 800,000 additional ordinary shares may be issued upon the exercise of warrants held by our banks and our Fab 2 contractor. In January 2002, we sold units comprised of convertible debentures, options to purchase our ordinary shares and options to purchase additional convertible debentures. Up to 8,102,746 additional ordinary shares are potentially issuable pursuant to these units as follows: (1) 2,697,068 shares would be issued assuming conversion of all the outstanding convertible debentures and (2) 2,211,596 shares would be issued assuming exercise of all the outstanding options to purchase ordinary shares. In addition, 1,844,082 ordinary shares would be issued assuming exercise of all the outstanding listed warrants in connection with the distribution of rights to our shareholders in October 2002 and 1,350,000 ordinary shares upon exercise of listed warrants issued to Ontario Teachers' Pension Plan Board ("OTPP"). We will also need to issue ordinary shares or securities convertible into ordinary shares in connection with new agreements or transactions with wafer and/or equity partners or private or public offerings of ordinary shares to raise required additional equity capital in connection with Fab 2. These issuances will result in significant dilution of the interest of current shareholders.

     THE MARKET PRICE OF OUR ORDINARY SHARES HAS BEEN, AND MAY CONTINUE TO BE, VERY VOLATILE. The market prices of our ordinary shares and the securities of other publicly traded companies have fluctuated widely. The following factors, among others, may significantly impact the market price of our ordinary shares:

     o announcements of technological innovations or new products by us or our competitors;

     o    developments or disputes concerning patents or proprietary rights;

     o publicity regarding actual or potential results relating to products under development by us or our competitors;

     o events or announcements relating to our collaborative relationship with others;

     o    economic and other external factors;

     o    period-to-period fluctuations in our operating results; and

     o    volatility in the securities markets.

     MARKET SALES OF LARGE AMOUNTS OF OUR SHARES ELIGIBLE FOR FUTURE SALE MAY LOWER THE PRICE OF OUR ORDINARY SHARES. Of our 48,779,146 outstanding ordinary shares, 8,476,416 are freely tradable and an additional 894,829 shares held by non-affiliates are eligible for sale pursuant to Rule 144 under the Securities Act of 1933, subject to the time, volume and manner of sale limitations of Rule
144. Of these shares, 418,616 and 476,213 shares will be freely tradable under Rule 144(k) by September 2003 and April 2004, respectively. An additional 597,692 and 80,456 shares held by non-affiliates will be eligible for sale under Rule 144(k) by October 2003 and May 2004, respectively.

     In addition, our affiliates (Israel Corporation Technologies (ICTech) Ltd., SanDisk Corporation, Alliance Semiconductor Corporation and Macronix (BVI) Co., Ltd.) hold 35,729,753 of our outstanding shares, of which 20,851,910 are currently eligible for sale subject to the time, volume and manner of sale limitations of Rule 144. An additional 5,528,648, 4,425,076 and 838,082 shares held by these affiliates will be eligible for sale under Rule 144 by October 2003, May 2004 and August 2004, respectively; however, the sale of shares held by these affiliates are also subject to the share transfer restrictions set forth in the shareholders agreement to which they are a party and which remain in effect through January 2006. We also agreed with our affiliates to register the resale of 4,086,037 ordinary shares that they purchased in our rights offering in October 2002. The registration statement of which this prospectus forms a part covers the resale of such securities.

     We have agreed with OTPP to register for resale the 3,000,000 ordinary shares and the 1,350,000 ordinary shares underlying the warrants that OTPP purchased from us in October 2002.

     We are unable to predict the effect that sales of our ordinary shares may have on the then prevailing market price of our ordinary shares. It is likely that market sales of large amounts of our ordinary shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our ordinary shares. This could impair our ability to raise capital through the sale of our equity securities.

     WE MAY FAIL TO MEET THE MAINTENANCE STANDARDS FOR THE NASDAQ NATIONAL MARKET OR THE TEL AVIV STOCK EXCHANGE, WHICH WOULD NEGATIVELY IMPACT THE LIQUIDITY OF OUR ORDINARY SHARES. If we fail to comply with the requirements for continued listing on the NASDAQ National Market or the Tel Aviv Stock Exchange, our ordinary shares, listed warrants and convertible debentures may be delisted from trading on such market. Consequently, selling and buying our securities would be more difficult because of delays in the timing of transactions and greater difficulty in selling securities and obtaining accurate quotations. These factors could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained.

     If our ordinary shares are delisted from the NASDAQ National Market, we cannot assure you that our securities will trade on the NASDAQ SmallCap Market. In addition, even if we obtain such alternative listing, broker-dealers would be subject to a SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to sale. Consequently, this rule may affect the ability of broker-dealers to sell our ordinary shares and may affect the ability of shareholders to sell our ordinary shares in the secondary market.

     UNDER OUR ARTICLES OF ASSOCIATION, TWO SHAREHOLDERS HOLDING TOGETHER 33% OF OUR OUTSTANDING SHARES CONSTITUTE A QUORUM FOR CONDUCTING A SHAREHOLDERS MEETING. Under our articles of association, two shareholders holding together 33% of our outstanding shares constitute a quorum for conducting a shareholders meeting. We have several large shareholders who together hold in excess of 33% of our outstanding shares and could constitute a quorum for purposes of conducting a shareholders meeting. While we have always solicited proxies from our shareholders prior to our shareholders meetings, we would have a sufficient quorum with two large shareholders even if none of our other shareholders were to participate in our shareholder meetings. If only two large shareholders were to participate in one of our shareholder meetings, these shareholders would determine the outcome of our shareholder meetings without the benefit of the participation of our other shareholders.

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED FOR EXERCISING THE LISTED WARRANTS. The listed warrants are not exercisable unless, at the time of exercise, we have a current prospectus covering the ordinary shares issuable upon the exercise of the listed warrants, and the ordinary shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising U.S. holder of the listed warrants. Although we have undertaken to use our reasonable efforts to have all of the ordinary shares issuable upon the exercise of the listed warrants so registered and qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the listed warrants, which will be primarily satisfied through our continuous compliance with the reporting requirements of the Securities Exchange Act of 1934, there is no assurance that we will be able to do so. The value of the listed warrants may be greatly reduced if a current prospectus covering the ordinary shares issuable upon the exercise of the listed warrants is not kept effective or if such ordinary shares are not qualified or exempt from qualification in the states in which U.S. holders of the listed warrants reside.

     THERE HAS BEEN LIMITED TRADING IN THE LISTED WARRANTS. In October 2002, the listed warrants were registered for trading on the Nasdaq SmallCap Market and the Tel Aviv Stock Exchange. Since that time, no listed warrants have traded on the Nasdaq SmallCap Market and there has been virtually no trading of the listed warrants on the Tel Aviv Stock Exchange. To the extent the price of our ordinary shares is less than $7.50, the exercise price of the listed warrants, it is unlikely that a significant trading market in the listed warrants will develop on either market. In addition, trading in the listed warrants will be limited unless and until the selling securityholders begin to actively trade the listed warrants covered by this prospectus. Excluding the listed warrants held by the selling securityholders, there are only 5,367 listed warrants that outstanding.

     THE EXERCISE PRICE OF THE LISTED WARRANTS IS NOT NECESSARILY AN INDICATION OF OUR VALUE. Our board of directors determined the exercise price of the listed warrants in accordance with the price at which they were sold to OTPP immediately following the expiration of the rights offering. The exercise price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings (or losses) or financial condition. You should not consider the exercise price of the listed warrants as an indication of our present or future value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

     RISKS RELATED TO OUR OPERATIONS IN ISRAEL

     INSTABILITY IN ISRAEL MAY HARM OUR BUSINESS; OUR OPERATIONS MAY BE NEGATIVELY AFFECTED BY THE OBLIGATIONS OF OUR PERSONNEL TO PERFORM MILITARY SERVICE. All our manufacturing facilities and our corporate and primary sales offices are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business.

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest. In addition, Israel and companies doing business with Israel have, in the past, been the subject of an economic boycott. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity which began in September 2000 and which has continued with varying levels of severity into 2003. Parties with whom we do business have declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. In addition, the political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. We do not believe that the political and security situation has had any material impact on our business to date; however, we can give no assurance that security and political conditions will have no such effect in the future. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Furthermore, our manufacturing facilities are located exclusively in Israel, which is currently experiencing civil unrest, terrorist activity and military action. Since we do not have a detailed disaster recovery plan that would allow us to quickly resume manufacturing, we could experience serious disruption of our manufacturing if acts associated with this conflict result in any serious damage to our manufacturing facility. Our business interruption insurance may not adequately compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

     Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. Recently, there has been a significant call up of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Such disruption could harm our operations.

     IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS OR TO ASSERT U.S. SECURITIES LAW CLAIMS IN ISRAEL. We are incorporated in Israel. Substantially all of our executive officers and directors and our Israeli accountants and attorneys, are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any of these persons. Additionally, it may be difficult for you to enforce civil liabilities under U.S. Federal Securities laws in original actions instituted in Israel.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

     You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

     Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 CAPITALIZATION

     The following table sets forth our short-term debt, long-term debt, convertible debentures and capitalization as of June 30, 2003 on an actual basis:

                                                             JUNE 30, 2003
                                                             -------------
                                                             (U.S. DOLLARS
                                                             IN THOUSANDS)
                                                               UNAUDITED
                                                             -------------
Short-term debt(1)                                              4,000
Long-term debt (1)                                            308,000
Convertible Debentures                                         26,549
Shareholders' equity, NIS1.00 par value; authorized
100,000,000 shares issued 49,241,064 shares                    12,291
Treasury stock, 1,300,000 shares                              (9,072)
Total shareholders' equity                                    280,704
Total capitalization                                          761,642


(1) All of our long-term and short-term debt is secured by liens registered in favor of our banks on substantially all of our present and future assets.

     The foregoing information also excludes approximately 22,084,686 ordinary shares issuable, as of June 30, 2003, upon the exercise of the listed warrants, options granted under our share option plans, wafer and equity partner agreements, subordinated convertible debentures and Options (Series 1), Options (Series 2), and warrants issued to our banks and to our contractor, all at a weighted average exercise price of $6.50 per ordinary share. As of such date, approximately 2,021,000 additional ordinary shares were reserved for issuance upon exercise of options that may be granted after such date under our share option plans.



                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of ordinary shares and listed warrants by our selling securityholders or from the sale by the selling securityholders of the ordinary shares issuable upon exercise of the listed warrants. However, we will receive the exercise price of any of the listed warrants or the warrant held by our contractor that are exercised. We will receive approximately $27.0 million if all 3,194,082 listed warrants and 400,000 warrants held by our contractor are exercised. We have agreed to bear all expenses relating to the registration of the securities registered pursuant to the registration statement, of which this prospectus is a part. The net proceeds received from the exercise of the listed warrants and the warrants held by our contractor will be used towards the further ramp-up and deployment of Fab 2 as well as for general corporate purposes.


                             SELLING SECURITYHOLDERS

BENEFICIAL OWNERSHIP AND OTHER INFORMATION

     The securities covered by this prospectus were issued to the selling securityholders pursuant to the following transactions.

     On October 23, 2002, we completed a sale of ordinary shares and listed warrants in connection with the distribution of rights to our shareholders and employee option holders in September 2002, resulting in gross proceeds of approximately $20.5 million. A total of 4,097,964 shares were issued at a price of $5.00 per share in addition to listed warrants exercisable through October 31, 2006 into 1,844,082 ordinary shares at an exercise price of $7.50 per share in connection with the rights offering.

     Concurrent with the completion of the rights offering, we closed a $15 million investment in our ordinary shares made by OTPP pursuant to a share purchase agreement. We issued to OTPP 3,000,000 ordinary shares at a price of $5.00 per share in addition to listed warrants exercisable through October 31, 2006 into 1,350,000 ordinary shares at an exercise price of $7.50 per share in connection with the share purchase agreement.

     In February 2003, we issued to Meissner-Baran Ltd. a warrant exercisable into an aggregate of 400,000 of our ordinary shares in connection with an amendment to the construction contract between Meissner-Baran Ltd., M+W Zander Holding GmbH and Baran Group Ltd. and us. The warrant issued to Meissner-Baran Ltd. is exercisable through February 19, 2007 into 400,000 ordinary shares at an exercise price of $7.50 per share.

     The following table assumes that each selling securityholder will sell all of the securities owned by it and covered by this prospectus. Information included in the table is based upon information provided by the selling securityholders. Our registration of these securities does not necessarily mean that the selling securityholders will sell any or all of the securities.

     Pursuant to the share purchase agreement between OTPP and us described above, OTPP may use this prospectus to resell up to an aggregate of 4,350,000 of our ordinary shares, including ordinary shares to be issued upon the exercise of the 1,350,000 listed warrants that we issued to it under the share purchase agreement. This prospectus also covers both the resale by OTPP of the listed warrants and the offer by us of the ordinary shares issuable upon the exercise of the listed warrants to persons to whom the listed warrants may be sold or otherwise transferred by OTPP. OTPP has committed that it will not sell or otherwise dispose of any of the ordinary shares, listed warrants or ordinary shares issuable upon the exercise of the listed warrants that we issued to it until the end of July 2003. As of the end of July 2003, OTPP committed that it will only transfer, sell, offer for sale, pledge, hypothecate of otherwise dispose of any of the ordinary shares, listed warrants or ordinary shares issuable upon the exercise of the listed warrants in compliance with the Securities Act of 1933, the Israel Securities Law - 1968 or any applicable securities laws of any jurisdiction and the terms of this Agreement. OTPP has not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of its purchase and ownership of the securities covered by this prospectus.

     Israel Corporation Technologies (ICTech) Ltd., SanDisk Corporation, Alliance Semiconductor Corporation and Macronix (BVI) Co., Ltd. may use this prospectus to resell up to an aggregate of 4,086,037 ordinary shares and up to 1,838,715 ordinary shares which may be issued upon the exercise of 1,838,715 listed warrants. These outstanding ordinary shares and listed warrants were issued to them as part of the rights offering described above. This prospectus also covers the resale by such securityholders of the listed warrants and the offer by us of the ordinary shares issuable upon exercise of the listed warrants by persons to whom the listed warrants may be sold or otherwise transferred by ICTech Ltd., SanDisk, Alliance and Macronix. Pursuant to a shareholders agreement, each of ICTech Ltd., SanDisk, Alliance and Macronix have agreed to restrictions (subject to exceptions contained in the agreement, including a right to sell up to 1.2 million of our ordinary shares under limited circumstances and the right to sell holdings in excess of 5.4 million of our shares) through January 2004 on the transfer of ordinary shares purchased by them in connection with their investments in Fab 2. These restrictions are thereafter gradually lifted through January 2006. We have granted each of ICTech Ltd., SanDisk, Alliance and Macronix demand registration rights commencing in January 2004. Our agreement with our banks also limits the number of ordinary shares which SanDisk, Alliance, Macronix and ICTech Ltd. may sell while loans under our facility agreement are outstanding. The limitations of the shareholders agreement and our bank agreement do not apply to the securities being registered pursuant to this prospectus.

     Meissner-Baran Ltd. may use this prospectus to resell up to an aggregate of 400,000 of our ordinary shares issued pursuant to its exercise of the warrant issued to it in connection with an amendment to the construction contract described above.


                                                                      Securities                         Securities
                                                                 Beneficially Owned                 Beneficially Owned
                                   Securities Being                   Prior to                      Upon Completion of
    Names and Addresses                Offered                       Offering (1)                       Offering (1)
    -------------------           -------------------           -------------------                 -------------------
                                                                                                               Percentage
                                                                                 Percentage                        of
                                                                                  of Class                        Class
                                                                                  Shares/                        Shares/
                                                                Number            Warrants       Number         Warrants
                                                      ----------------------    -----------   -------------    ------------
Ontario Teacher's Pension        4,350,000   Shares(2)  4,350,000   Shares(2)      8.68%                 0              0%
Plan Board                       1,350,000   Warrants   1,350,000   Warrants      42.27%                 0              0%
5650 Yonge Street
Toronto, Ontario
Canada M2M 4H5

SanDisk Corporation              1,161,007   Shares(2)  9,774,020   Shares(3)      19.16%        8,613,013          17.00%
140 Caspian Court                  360,312   Warrants     360,312   Warrants       11.28%                0              0%
Sunnyvale, CA USA 94089

Alliance Semiconductor           1,152,742   Shares(2)  9,737,596   Shares(4)       19.09%      8,584,854           16.95%
Corporation                        357,747   Warrants     357,747   Warrants       11.20%                0              0%
2575 Augustine Drive
Santa Clara, CA USA 95054

Macronix (BVI) Co., Ltd.           957,000   Shares(2)  9,541,854   Shares(5)      18.73%        8,584,854          16.95%
PO Box 957                         297,000   Warrants    297,000    Warrants       9.30%                 0              0%
Offshore Incorporations Centre
Road Town Tortola
British Virgin Islands

Israel Corporation               2,654,003   Shares(2)  15,398,446  Shares(6)      30.28%       12,744,443          25.47%
Technologies                       823,656   Warrants     823,656   Warrants       25.79%                0              0%
(ICTech) Ltd.
23 Arania St.
Tel Aviv, Israel 61070

Meissner-Baran Ltd.                400,000      Shares  400,000     Shares          0.81%                0              0%
7 Hamarpe St.
Jerusalem, Israel


1. Beneficial ownership is calculated as of August 31, 2003 in accordance with General Instruction F. to Form 20-F. and is based on 48,779,146 outstanding ordinary shares and 3,194,082 outstanding listed warrants.

2. Includes shares underlying the listed warrants owned by such securityholders and covered by this prospectus.

3. Represents 7,536,343 shares currently owned by SanDisk, 777,295 shares issuable in connection with the initial installment under the amendment to its fifth milestone payment and 1,100,070 shares issuable in connection with the second installment under the amendment to its fifth milestone payment assuming a purchase price of $4.00 per share, and 360,312 shares issuable upon the exercise of listed warrants.

4. Represents 7,502,484 shares currently owned by Alliance, 777,295 shares issuable in connection with the initial installment under the amendment to its fifth milestone payment and 1,100,070 shares issuable in connection with the second installment under the amendment to its fifth milestone payment assuming a purchase price of $4.00 per share, and 357,747 shares issuable upon the exercise of the listed warrants.

5. Represents 7,367,489 shares currently owned by Macronix, 777,295 shares issuable in connection with the initial installment under the amendment to its fifth milestone payment and 1,100,070 shares issuable in connection with the second installment under the amendment to its fifth milestone payment assuming a purchase price of $4.00 per share, and 297,000, shares issuable upon the exercise of listed warrants.

6. Represents 13,323,436 shares currently owned by ICTech, 518,020 shares issuable in connection with the initial installment under the amendment to its fifth milestone payment and 733,334 shares issuable in connection with the second installment under the amendment to its fifth milestone payment assuming a purchase price of $4.00 per share, and 823,656 shares issuable upon the exercise of listed warrants.

     Pursuant to a consolidated shareholders agreement dated January 18, 2001, by and among Israel Corp., Alliance Semiconductor Corporation, SanDisk Corporation and Macronix International Co. Ltd., each of ICTech, Alliance Semiconductor Corporation, SanDisk Corporation and Macronix International Co. Ltd. may be deemed to have shared voting and dispositive control over 76.56% of the outstanding shares of Tower. On January 31, 2001, Israel Corp. transferred all its beneficial ownership of shares of Tower to ICTech. The beneficial ownership described above with respect to the parties to the consolidated shareholders agreement is expressly disclaimed with respect to any shares other than the shares held directly by each party, as specified in the table above, and the statement shall not be deemed to constitute an admission by any party described in this paragraph that it is the beneficial owner of any shares of Tower covered by the consolidated shareholders agreement, other than the shares held directly by such party, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose. In addition, we have entered into foundry agreements with each of Alliance Semiconductor Corporation, SanDisk Corporation and Macronix International Co. Ltd. under which we have committed a portion of our Fab 2 capacity for contemplated orders from these parties. Also, a representative of each of ICTech, Alliance Semiconductor Corporation, SanDisk Corporation and Macronix International Co. Ltd. is a member of our board of directors.


                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale of ordinary shares, listed warrants and ordinary shares issuable upon the exercise of listed warrants and the warrants held by our contractor, as the case may be, by the selling securityholders named herein. As used herein, "selling securityholder" includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the named selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby which will be borne by the selling securityholders. Sales of the securities offered hereby may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market (or Nasdaq SmallCap Market in the case of the listed warrants) and/or on the Tel Aviv Stock Exchange at prevailing market prices, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the securities offered hereby by the selling securityholders.

     The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling securityholders may effect these transactions by selling the securities offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling securityholders and any broker-dealers that act in connection with the sale of the securities offered hereby might be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify OTPP against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities offered hereby against certain liabilities, including liabilities arising under the Securities Act and/or the Israeli Securities Law.

     Because the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Subject to the limitations on the transfer of their shares (see "Selling Securityholders" above), the selling securityholders also may resell all or a portion of the securities offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our being notified by any of the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of the selling securityholder and of the participating broker-dealer(s);

     o    the number and type of securities involved;

     o    the initial price at which such securities were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, upon our being notified by any of the selling securityholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     This prospectus also relates to the offer and sale by us of ordinary shares issuable upon the exercise of the listed warrants by any person other than the selling securityholders.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.



EXPENSES OF THE OFFERING

     We have incurred, or will incur, the following estimated expenses in connection with the sale of the securities covered by this prospectus:


SEC Registration fee      $ 5,084.27
Legal fees and expenses   $ 23,000
Miscellaneous             $ 1,500
Total                     $ 29,584.27
                          ===========

                                 DIVIDEND POLICY

     Since 1998, we have not declared or paid cash dividends on any of our shares and we have no current intention of paying any cash dividends in the future. The facility agreement that we entered into with our banks prohibit the payment of dividends prior to January 1, 2006 and before any such distribution, we must have placed on deposit with our banks an amount equal to the debt service for the quarter in which the distribution is to be made and charged such deposit in favor of our banks, and we must have complied with certain financial ratios. In addition, we may only declare and pay a dividend provided that:

     o    the dividend is only paid from excess cash flow from Fab 2;

     o    there is no event of default outstanding under the facility agreement;
          and

     o an event of default could not reasonably exist after such distribution.

     The Companies Law also restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent the company from meeting its existing and future expected obligations as they come due.

                       MATERIAL INCOME TAX CONSIDERATIONS

A. ISRAELI CAPITAL GAINS TAX

     Until the end of the year 2002, capital gains from the sale of our securities were generally exempt from Israeli Capital Gains Tax. This exemption did not apply to a shareholder whose taxable income is determined pursuant to the Israeli Income Tax Law (Inflationary Adjustments), 1985, or to a person whose gains from selling or otherwise disposing of our securities are deemed to be business income.

     As a result of the recent tax reform legislation in Israel, gains from the sale of our ordinary shares and warrants to purchase our ordinary shares derived from January 1, 2003 and on will in general be liable to capital gains tax of up to 15%. This will be the case so long as our securities remain listed for trading on the Tel Aviv Stock Exchange or on a designated foreign stock market such as the NASDAQ. However, according to the tax reform legislation, non-residents of Israel will be exempt from any capital gains tax from the sale of our securities so long as the gains are not derived through a permanent establishment that the non-resident maintains in Israel, and so long as our securities remain listed for trading as described above. These provisions dealing with capital gains are not applicable to a person whose gains from selling or otherwise disposing of our securities are deemed to be business income or whose taxable income is determined pursuant to the Israeli Income Tax Law (Inflation Adjustments), 1985; the latter law would not normally be applicable to non-resident shareholders who have no business activity in Israel.

     In any event, under the US-Israel Tax Treaty, a US treaty resident cannot be liable to Israeli capital gains tax from the sale of our warrants for the purchase of our shares, and may only be liable to Israeli capital gains tax on the sale of our ordinary shares (subject to the provisions of Israeli domestic law as described above) if that US treaty resident holds 10% or more of the voting power in our company.

     B. ISRAELI TAX ON DIVIDEND INCOME

     Israeli tax at a rate of 25% is generally withheld at source from dividends paid to Israeli individuals and non-residents; in general, no withholding tax is imposed on dividends paid to Israeli companies (subject to the provision of the Israeli Income Tax Ordinance). The applicable rate for dividends paid out of the profits of an Approved Enterprise is 15%. These rates are subject to the provisions of any applicable tax treaty.

     Under the US-Israel Tax Treaty, Israeli withholding tax on dividends paid to a US treaty resident may not in general exceed 25%, or 15% in the case of dividends paid out of the profits of an Approved Enterprise. Where the recipient is a US corporation owning 10% or more of the voting stock of the paying corporation and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5% subject to certain conditions.

     C. PFIC RULES

     A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of its gross income for the taxable year is passive income, or (ii) on a quarterly average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis), 50% or more of its gross assets produce or are held for the production of passive income.

     We do not believe that we satisfied either of the tests for PFIC status in 2002 or in any prior year. However, there can be no assurance that we will not be a PFIC in 2003 or a later year. If, for example, the "passive income" earned by us exceeds 75% or more of our "gross income", we will be a PFIC under the "income test". Passive income for PFIC purposes includes, among other things, gross interest, dividends, royalties, rents and annuities. For manufacturing businesses, gross income for PFIC purposes should be determined by reducing total sales by the cost of goods sold. Although not free from doubt, if our cost of goods sold exceeds our total sales by an amount greater than our passive income, such that we are treated as if we had no gross income for PFIC purposes, we believe that we would not be a PFIC as a result of the income test. This belief is supported by a private letter ruling issued by the IRS to a company whose circumstances are substantially the same as ours, although such private letter ruling would not be binding on the IRS in determining our status. In addition, the tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status.

     If we were to be a PFIC at any time during a U.S. holder's holding period, such U.S. holder would be required to either: (i) pay an interest charge together with tax calculated at maximum ordinary income rates on "excess distributions," which is defined to include gain on a sale or other disposition of ordinary shares, or (ii) so long as the ordinary shares are "regularly traded" on a qualifying exchange, elect to recognize as ordinary income each such year the excess in the fair market value, if any, of its ordinary shares at the end of the taxable year over such holder's adjusted basis in such ordinary shares and, to the extent of prior inclusions of ordinary income, recognize ordinary loss for the decrease in value of such ordinary shares (the "mark to market" election). For this purpose, the Nasdaq National Market is a qualifying exchange. U.S. holders are strongly urged to consult their own tax advisers regarding the possible application and consequences of the PFIC rules.

     The above discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the Israeli tax authorities, and it is not meant to replace professional advice in these matters. The above discussion is based on current Israeli tax law, which may be changed by future legislation or reforms. Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.


                          DESCRIPTION OF SHARE CAPITAL

     The description of our share capital contained in Amendment No. 1 to our registration statement on Form F-2, filed on September 27, 2002 under the heading "Description of Share Capital" is hereby incorporated by reference.

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Under Israeli law, non-residents of Israel who purchase ordinary shares with certain non-Israeli currencies (including dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts. The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.


     Under Israeli law and our company's Memorandum and Articles of Association both residents and non-residents of Israel may freely hold, vote and trade ordinary shares.

                                  LEGAL MATTERS

     Certain legal matters in connection with the offering with respect to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel, our Israeli counsel. This opinion addresses the authorization and legality of the issuance of the securities registered hereunder. Certain legal matters in connection with this offering with respect to United States law will be passed upon for us by Ehrenreich Eilenberg & Krause LLP, New York, New York, our United States counsel.



                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2002 have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
                AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

     We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of the assets of such persons and of ours are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see "Risk Factors--Service of Process and Enforcement of Judgments."


                    THE ISRAEL SECURITIES AUTHORITY EXEMPTION

     Promptly following our consummation of a rights offering to our shareholders in October 2002 to purchase ordinary shares and listed warrants, implemented through a registration statement on Form F-2 prepared in accordance with the requirements of the Securities Act of 1933 and a prospectus in substantially identical form prepared in accordance with Israeli securities law, we issued additional ordinary shares and warrants to OTPP. Prior to this issuance to OTPP, NASDAQ and the Tel Aviv Stock Exchange approved the listing of the securities to be issued to OTPP for trade on these stock exchanges. In connection with the private placement to OTPP, we undertook to register the securities issued to OTPP in order to release them from the resale restrictions provided under Rule 144 of the Securities Act of 1933 and Section 15C of the Israeli Securities Law, 1968.

     Pursuant to guidelines published by the Israel Securities Authority in December 2000 in connection with restrictions on the resale of securities issued in a private placement outside of Israel, the Israel Securities Authority confirmed to us in July 2003 that once this registration statement on Form F-3 is declared effective by the Securities Exchange Commission and the securities issued to OTPP in October 2002 will thereby be released from the resale restrictions under Rule 144 of the Securities Act of 1933, these securities will automatically be released from the resale restrictions under Section 15C of the Israeli Securities Law, 1968 with no requirement to publish a resale prospectus in Israel.

     On the first business day following the date of this registration statement, we will file a copy of this registration statement with the Israeli Registrar of Companies.


              WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE

     FOREIGN PRIVATE ISSUER. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. In addition, similar information concerning Tower can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850, at the offices of the Israel Securities Authority at 22 Kanfei Nesharim St., Jerusalem Israel, at the offices of the Tel Aviv Stock Exchange at 54 Ahad Ha'am Street, Tel Aviv, Israel and at the offices of the Israeli Registrar of Companies at 97 Jaffa Street, Jerusalem, Israel. All documents that we have filed on the SEC's EDGAR system are available for retrieval on the SEC's website at www.sec.gov.

     We customarily solicit proxies by mail; however, as a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. Pursuant to an exemption granted to us by the Israeli Securities Authority in connection with an offering of our convertible debentures in Israel in January 2002, we committed that our future periodic reports shall be filed in the timeframe required of domestic U.S. issuers and shall include additional information required of domestic U.S. issuers, as required by the ISA.

     A copy of this registration statement, our memorandum of association, our articles of association and the documents filed as exhibits (see list below), are available for inspection at our offices at Hamada Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel.

     You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:


     Tower Semiconductor Ltd.
     P.O. Box 619
     Migdal Haemek, Israel 23105
     972-4-650-6611
     Attention: Ms. Tamar Cohen, Corporate Secretary

                           10,680,119 ORDINARY SHARES
                 3,188,715 WARRANTS TO PURCHASE ORDINARY SHARES

                     -------------------------------------

                                   PROSPECTUS


                     -------------------------------------



                    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.















                                SEPTEMBER , 2003

                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Israeli Companies Law, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1. partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company.

2. enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

     (a)  the breach of his duty of care to the company or any other person;

     (b) the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

     (c) monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.   indemnify an office holder of the company for:

     (a) monetary liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

     (b) reasonable litigation expenses, including attorney's fees, actually incurred by such office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of us or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such person in his capacity as an office holder.

     The Companies Law provides that a company's articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, provided such undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

     The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

          o a breach of his fiduciary duty, except to the extent described above;

          o a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

          o an act or omission done with the intent to unlawfully realize personal gain; or

          o    a fine or monetary settlement imposed upon him.

     Under the Companies Law, the term "office holder" includes a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person's title.

     The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of the company's audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of the company's shareholders.

     Our Articles of Association have been amended to allow for indemnification of, and procurement of insurance coverage for our officers and directors to the maximum extent provided for by the Companies Law.

     We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

EXHIBITS
                                             EXHIBIT INDEX

      EXHIBIT
      NUMBERS         DESCRIPTION OF DOCUMENT
        *4.1          Memorandum of Association of Registrant

       **4.2          Articles of Association of Registrant

       ***4.3         Form of Warrant Agreement between the Registrant and American Stock (including form of Warrant Certificate)

        5.1           Opinion of Yigal Arnon & Co.

       23.1           Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)

       23.2           Consent of Brightman Almagor & Co.

        24            Power of Attorney (included on signature page hereof)

----------
     *Incorporated by reference to Exhibit No. 3.1 of the Registrant's Registration Statement on Form F-1, File No. 33-83126.

     ** Incorporated by reference to Exhibit 1.1 to the registrant's Annual Report on Form 20-F for the year ended December 31, 2000.

     *** Incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form F-2 (SEC File No. 333-97043).

UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on September 18, 2003.

                              TOWER SEMICONDUCTOR LTD.


                              By:      /s/Carmel Vernia
                                       ----------------
                                       Carmel Vernia
                                       Chairman of the Board of Directors and
                                       Acting Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Carmel Vernia, Idan Ofer and Amir Harel or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                  TITLE                          DATE

/s/ IDAN OFER              Director                       September 18 , 2003
----------------
Idan Ofer


/s/ AMIR HAREL             Vice President and             September 18 , 2003
----------------
Amir Harel                 Chief Financial Officer


/s/ EHUD HILLMAN           Director                       September 18, 2003
----------------
Ehud Hillman


/s/ DR. ELI HARARI         Director                       September 18, 2003
----------------
Dr. Eli Harari


/s/ MIIN WU                Director                       September 18, 2003
----------------
Miin Wu

/s/N.D. REDDY              Director                       September 18, 2003
----------------
N.D. Reddy

/s/ ZEHAVA SIMON           Director                       September 18, 2003
----------------
Zehava Simon

/s/ HANS ROHRER            Director                       September 18, 2003
----------------
Hans Rohrer


AUTHORIZED REPRESENTATIVE IN THE UNITED STATES            September 18, 2003
Tower Semiconductor USA

                               By:/s/Harold Blomquist
                               ----------------------
                               Harold Blomquist
                               Chief Executive Officer

                                  EXHIBIT INDEX


      EXHIBIT
      NUMBERS         DESCRIPTION OF DOCUMENT
      -------         -----------------------
        *4.1          Memorandum of Association of Registrant

       **4.2          Articles of Association of Registrant

       ***4.3         Form of Warrant Agreement between the Registrant and American Stock (including form of Warrant Certificate)

        5.1           Opinion of Yigal Arnon & Co.

       23.1           Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)

       23.2           Consent of Brightman Almagor & Co.

        24            Power of Attorney (included on signature page hereof)


----------
     * Incorporated by reference to Exhibit No. 3.1 of the Registrant's Registration Statement on Form F-1, File No. 33-83126.

     ** Incorporated by reference to Exhibit 1.1 to the registrant's Annual Report on Form 20-F for the year ended December 31, 2000.

     *** Incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form F-2 (SEC File No. 333-97043).